Exhibit 99.1

Press Release

Contacts:

Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com

Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY REPORTS

SECOND-QUARTER RESULTS

NEW YORK, July 21, 2005 – The New York Times Company announced today that second-quarter diluted earnings per share (EPS) were $.42, compared with $.50 in the 2004 second quarter, and net income was $60.8 million, compared with $75.7 million in the second quarter of last year.  The Times Company only presents EPS on a generally accepted accounting principles (GAAP) basis. This differs from the pro forma EPS provided by databases such as First Call and Reuters.

The 2005 second-quarter net income and diluted EPS include a pre-tax charge of $10.0 million ($6.1 million after tax or $.04 per share) for costs associated with the Company’s staff reduction program.  In addition, the Company recorded stock-based compensation expense of $6.6 million ($4.5 million after tax or $.03 per share) in the second quarter compared with only $1.5 million ($0.9 million after tax or $.01 per share) in the second quarter last year.  The incremental cost this year is associated with the adoption of Statement of Financial Accounting Standards No. 123-R, which requires that the cost of stock-based compensation be recognized in the financial statements.

“Our performance in the quarter was in line with our expectations and reflected the unevenness of the advertising market,” said Janet L. Robinson, president and CEO.  “Our Regional Media Group, which operates in relatively small markets, turned in the strongest advertising revenue growth in the quarter, up 5 percent.  Conversely, ad revenues for the New England Media Group, which is in an area of the country that is lagging in economic growth, declined 1 percent.  At our largest business unit, The New York Times Media Group, ad revenues rose 2 percent.  The online revenues for these three groups once again showed exceptional growth, up 27 percent.

“We were particularly pleased with the results of About.com.  This was its first full quarter of operation as part of our Company.  We estimate, based on our records and the records provided by the previous owner, that About.com’s ad revenues grew 39 percent in the second quarter.  Its integration has been proceeding very well.

“Revenues at our Broadcast Media Group decreased only slightly, despite a significant decline in political advertising this year compared to 2004.

“Costs – excluding those relating to staff reductions, About.com and stock-based compensation – increased 3 percent.  This resulted from higher expenses for distribution and outside printing,

promotion and newsprint.  We will continue to be very disciplined in managing expenses.  At the same time, we will strategically invest in new products that will result in profitable revenues.”

Second-Quarter Financial Results

All comparisons are for the second quarter of 2005 to the second quarter of 2004, unless otherwise noted.

Revenues

Total revenues rose 2.6 percent to $845.1 million compared with $823.9 million.  In March 2005, the Company acquired About.com, a leading online provider of consumer information.  Excluding About.com, total revenues increased 1.1 percent.

Advertising revenues (68 percent of total revenues) grew 3.8 percent and, excluding About.com, increased 1.7 percent.  Circulation revenues (26 percent of total revenues), which are not affected by the About.com acquisition, decreased 0.8 percent.

Costs and Expenses

Total costs and expenses increased 6.7 percent to $738.5 million from $692.2 million.  Excluding those relating to staff reductions, About.com and stock-based compensation, total costs and expenses increased 3.2 percent, primarily because of:

•                  increased distribution and outside printing expense (1.4 percent),

•                  increased promotion expense (0.7 percent), and

•                  higher newsprint expense (0.7 percent).

Newsprint expense rose 7.7 percent, with 8.5 percent of the increase resulting from higher prices, partially offset by a 0.8 percent decrease from lower consumption.

In the third quarter, the Company expects to record a charge of approximately $6 million ($4 million after tax or $.03 per share) for the completion of the staff reduction program announced in May.

Operating Profit

Operating profit decreased 19.1 percent to $106.5 million from $131.8 million, reflecting a modest increase in revenues that was more than offset by an increase in expenses as discussed above.

Business Segment Results

News Media Group

Total News Media Group revenues grew 1.2 percent to $795.9 million from $786.3 million.  Advertising revenues increased 1.9 percent, mainly due to higher advertising rates and growth in online revenues, partially offset by lower print volume.  Circulation revenues decreased 0.8 percent, mainly due to a decrease in copies sold at The Boston Globe.

Operating profit for the News Media Group decreased 20.2 percent to $107.2 million from $134.3 million, reflecting modest growth in revenues that was more than offset by an increase in expenses as discussed above.

Broadcast Media Group

Broadcast Media Group revenues were $37.2 million, down 1.3 percent from $37.7 million, primarily because of lower levels of political advertising.  In the second quarter of last year, the Broadcast Media Group had political advertising revenues of $3.4 million compared with $0.8 million in the same quarter this year.  Gains in automotive, financial services and home improvement advertising partially offset losses in political advertising.  Operating profit decreased 16.6 percent to $9.2 million from $11.0 million, mainly because of higher wages and other benefit costs (including stock-based compensation) and lower political advertising revenues.

About.com

About.com’s second-quarter revenues totaled $12.0 million and its operating profit was $2.5 million.  Depreciation and amortization expense amounted to $2.9 million in the second quarter.  The Company estimates that About.com’s advertising revenues increased approximately 39 percent in the second quarter.   For the full year of 2004, About.com’s revenues were approximately $36 million.  As the Company has said before, dilution from About.com is expected to be $.04 per share or less in 2005.  In 2006 the Company expects little or no dilution and in 2007 it expects that About.com will add to earnings.

Other Financial Data

Joint Ventures

Net income from joint ventures grew 14.8 percent to $3.1 million from $2.7 million mainly because of stronger performance at the Discovery Times Channel.

Income Taxes

The Company’s effective income tax rate was 38.5 percent compared with 39.5 percent primarily because of lower levels of state and local income taxes.

Interest Expense-net

Interest expense-net increased to $11.8 million from $10.4 million, mainly because of higher levels of debt outstanding.  This increase was partially offset by higher capitalized interest related to the construction of the Company’s new headquarters.

Shares

In the second quarter, the Company repurchased 0.4 million shares at a cost of $13.4 million.  Approximately $167 million remained at the end of the second quarter from the Company’s current share repurchase authorization.  Previously the Company had said that the amount of shares repurchased in 2005 would at least equal the number of shares issued for employee share plans.  Year to date, option exercises have been lower than anticipated.  In the first half of 2005, the Company repurchased approximately 1.0 million shares, but issued only about 0.3 million shares, for a net decrease of 0.7 million shares outstanding.  In the second half of the year, the Company is also likely to repurchase a greater number of shares than it issues, subject to market or other conditions.

Class A and Class B common shares outstanding at the end of the quarter totaled 145.4 million shares.

Cash and Total Debt

At the end of the second quarter, the Company’s cash and cash equivalents were approximately $32 million and total debt was approximately $1.3 billion.

2005 Guidance

The guidance below is based on GAAP and includes the effect of the acquisitions and investment made in the first quarter.  There have been no changes in guidance since the Company last issued it on June 16.

Item	2005 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the low- to mid-single digits
News Media Group Circulation Revenues	Expected to be on a par with 2004
Newsprint Cost Per Ton	Growth rate expected to be 10-12%
Stock-based Compensation Expense Recorded on the Income Statement	$36 to $40 million
Depreciation & Amortization	$146 to $150 million
Total Company Expenses Including Stock-based Compensation Expense Recorded on the Income Statement	Growth rate expected to be in the mid-single digits (a)
Capital Expenditures	$215 to $245 million (b)
Results From Joint Ventures	Income of $5 to $8 million
Interest Expense	$51 to $55 million
Dilution Attributable to About.com	$.04 or less per share
Tax Rate	40.4% (c)

(a)          Includes stock-based compensation expense of $36 to $40 million (or $.17 to $.19 per diluted share), and the charge in the second quarter and the estimated charge in the third quarter for the targeted staff reduction program.

(b)         In 2005 the Company’s capital expenditures related to the new headquarters are expected to be $115 to $130 million.

(c)          This tax rate includes the tax effect related to the pre-tax gain of $114.5 million ($62.8 million after tax or $.43 per share) in connection with the sale of the Company’s current headquarters in the first quarter.  Excluding the tax effect, the tax rate for 2005 is expected to be 39.0%.

Conference Call Information

The Company’s second-quarter earnings conference call will be held on Thursday, July 21, at 11 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com, and other Web services, including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the call, dial 877-704-5378 (in the U.S.) and 913-312-1292 (international callers) at least 10 minutes prior to the scheduled start of the call.

A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call.  A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820

(international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, July 22.  The access code is 6599437.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com, Boston.com and About.com.  For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2005 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:

Condensed Consolidated Statements of Income

Segment Information
News Media Group Revenues by Operating Segment

Footnotes

THE NEW YORK TIMES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2005	2004	% Change	2005	2004	% Change
Revenues
Advertising	$572,363	$551,511	3.8%	$1,106,142	$1,080,538	2.4%
Circulation	218,482	220,156	-0.8%	438,099	440,399	-0.5%
Other (a)	54,224	52,264	3.8%	106,411	104,938	1.4%
Total	845,069	823,931	2.6%	1,650,652	1,625,875	1.5%

Costs and expenses (b)	738,527	692,174	6.7%	1,458,984	1,384,956	5.3%

Gain on sale of assets (c)	—	—	N/A	122,946	—	N/A

Operating profit	106,542	131,757	-19.1%	314,614	240,919	30.6%

Net income/(loss) from joint ventures	3,138	2,734	14.8%	2,890	(559)	*

Interest expense - net	11,844	10,353	14.4%	26,092	20,673	26.2%

Income from non-compete agreement	1,250	1,250	0.0%	2,500	2,500	0.0%

Income before income taxes and minority interest	99,086	125,388	-21.0%	293,912	222,187	32.3%

Income taxes	38,110	49,538	-23.1%	121,768	87,777	38.7%

Minority interest in net income of subsidiaries (d)	161	173	-6.9%	280	298	-6.0%

Net Income	$60,815	$75,677	-19.6%	$171,864	$134,112	28.1%

Average Number of Common Shares:
Basic	145,524	148,626	-2.1%	145,696	149,275	-2.4%
Diluted	146,003	150,902	-3.2%	146,377	151,673	-3.5%

Basic Earnings Per Share	$0.42	$0.51	-17.6%	$1.18	$0.90	31.1%

Diluted Earnings Per Share	$0.42	$0.50	-16.0%	$1.17	$0.88	33.0%

Dividends Per Share	$0.165	$0.155	6.5%	$0.320	$0.300	6.7%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

SEGMENT INFORMATION

Revenues, Operating Profit (Loss) and Depreciation & Amortization

are prepared in accordance with GAAP.

(Dollars in thousands)

	Second Quarter			Six Months
	2005	2004	% Change	2005	2004	% Change
Revenues

News Media Group (e)	$795,934	$786,262	1.2%	$1,569,100	$1,556,905	0.8%

Broadcast Media Group (e)	37,184	37,669	-1.3%	68,501	68,970	-0.7%

About.com (f)	11,951	—	N/A	13,051	—	N/A

Total	$845,069	$823,931	2.6%	$1,650,652	$1,625,875	1.5%

Operating Profit (Loss)

News Media Group (e)	$107,236	$134,320	-20.2%	$198,545	$249,234	-20.3%

Broadcast Media Group (e)	9,165	10,984	-16.6%	13,216	15,852	-16.6%

About.com (f)	2,514	—	N/A	2,656	—	N/A

Corporate	(12,373)	(13,547)	-8.7%	(22,749)	(24,167)	-5.9%

Gain on Sale of Assets (c)	—	—	N/A	122,946	—	N/A

Total	$106,542	$131,757	-19.1%	$314,614	$240,919	30.6%

Depreciation & Amortization

News Media Group (e)	$29,359	$31,685	-7.3%	$59,024	$63,243	-6.7%

Broadcast Media Group (e)	2,056	2,282	-9.9%	4,042	4,566	-11.5%

About.com (f)	2,907	—	N/A	3,127	—	N/A

Corporate (b)	1,726	2,141	-19.4%	3,456	4,369	-20.9%

Total	$36,048	$36,108	-0.2%	$69,649	$72,178	-3.5%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT

Revenues are prepared in accordance with GAAP.

(Dollars in thousands)

	2005
	Second Quarter	% Change vs. 2004	Six Months	% Change vs. 2004

The New York Times Media Group(e)
Advertising	$311,762	2.1%	$613,228	1.4%
Circulation	153,382	0.1%	307,098	0.5%
Other	37,581	0.1%	75,659	-0.5%
Total	$502,725	1.3%	$995,985	1.0%

New England Media Group
Advertising	$121,179	-0.8%	$230,586	-2.5%
Circulation	43,407	-4.9%	86,146	-4.7%
Other	10,001	5.6%	18,032	-0.4%
Total	$174,587	-1.6%	$334,764	-2.9%

Regional Media Group
Advertising	$91,519	5.3%	$182,773	6.2%
Circulation	21,693	1.6%	44,855	0.8%
Other	5,410	18.4%	10,723	14.8%
Total	$118,622	5.1%	$238,351	5.5%

Total News Media Group(e)
Advertising	$524,460	1.9%	$1,026,587	1.3%
Circulation	218,482	-0.8%	438,099	-0.5%
Other (a)	52,992	2.8%	104,414	0.9%
Total	$795,934	1.2%	$1,569,100	0.8%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)                                  Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)                                  In the second quarter of 2005, the Company recognized a $10.0 million charge for costs associated with a targeted staff reduction program.

Effective in the first quarter of 2005, the Company adopted Statement of Financial Accounting Standards No. 123-R, which requires that the cost of stock-based compensation be recognized in the financial statements.  Stock-based compensation expense, which includes the cost of stock options, shares issued under the Company’s Employee Stock Purchase Plan, restricted stock and other long-term awards, was $6.6 million and $13.2 million in the second quarter and first six months of 2005.  The second quarter and first six months of 2004 include $1.5 million and $2.8 million of stock-based compensation expense related to restricted stock and other long-term awards.

Beginning in the fiscal year 2005, restricted stock is being recorded as stock-based compensation expense.  For comparability, restricted stock in the prior year (recorded at Corporate), which had been reported as amortization expense, has been reclassified to conform with the 2005 presentation.  Restricted stock expense in 2004 was $0.8 million in the first quarter, $1.0 million in the second quarter, $1.0 million in the third quarter and $1.5 million in the fourth quarter.

(c)                                  In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets. The Company’s sale of its current headquarters building resulted in a total pre-tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter.  The remainder of the gain is being deferred and amortized under GAAP and will offset the leaseback expense in connection with the sale.  Additionally, in the first quarter, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d)                                  “Minority interest in net income of subsidiaries” includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned.  FC Lion LLC  is a minority holder in a subsidiary formed for the purpose of constructing the Company’s new headquarters, and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill.

(e)                                  Beginning in fiscal 2005, the results of the Company’s two New York City radio stations, WQXR-FM and WQEW-AM, formerly part of the Broadcast Media Group, are included in the results of the News Media Group under The New York Times Media Group.  WQXR, the Company’s classical music radio station, works with The New York Times News Services division to expand the distribution of Times-branded news and information on radio, through The Times’s own resources and in collaboration with strategic partners. WQEW receives revenues under a time brokerage agreement with ABC, Inc., which currently provides substantially all of WQEW’s programming.

All periods in 2004 have been reclassified to conform with the 2005 presentation.   Historical information for 2004 and 2003 quarterly revenues, operating profit and depreciation and amortization, presented in this format, is available in the Investors section at www.nytco.com.

(f)                                    On March 18, the Company purchased About, Inc., a leading online consumer information provider.

Reconciliation of GAAP Costs and Expenses to Adjusted Costs and Expenses

Total costs and expenses include expenses related to the staff reduction program, About.com and stock-based compensation.  Given that in 2004, there were no staff reductions or expenses related to About.com and stock-based compensation expense was significantly lower (due to the adoption of Statement of Financial Accounting Standards No.123-R in 2005), the Company believes that excluding these items (a non-GAAP financial measure) provides a better 2005-to-2004 comparison.  A reconciliation of costs and expenses to such adjusted costs and expenses is below:

	Second Quarter
	2005	2004	% Change
Costs and Expenses	$738,527	$692,174	6.7%
Less Adjustments:
Staff reduction expenses	9,952	—
About.com expenses	9,437	—
Stock-based compensation expense	6,571	1,472

Adjusted Costs and Expenses	$712,567	$690,702	3.2%